Exhibit 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of May 1, 2007 (“Effective Date”), between Pegasi Energy Resources Corporation, a Texas corporation (the “Company”), and Michael Neufeld (the “Employee”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ the Employee in the position set forth below, and the Employee desires to serve in that capacity.

WHEREAS, it is anticipated that the Company will merge or otherwise combine its business with a publicly traded shell company (“Pubco” or “Parent”) and that following the completion of that merger (the “Shell Merger”), the Employee will be employed by Pubco on the terms as are set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the Company and Employee hereby agree as follows:

1.     Employment Period. The Company shall employ the Employee, and the Employee shall serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing on the date of the Shell Merger and ending three years after such date (the “Initial Term” and, together with any subsequent term of Employment, the “Employment Period”). The term of employment hereunder will automatically be renewed for successive one-year terms (each such term a “Renewal Term”) unless either party shall, at least 90 days before the last day of the Employment Period, provide written notice to the other party that the Employment Period will not be extended.

2.     Position and Duties.

(a)  The Employee shall serve as President and Chief Executive Officer of the Company, reporting to the Board, with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may be assigned to him from time to time by the Board.

(b)  During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote his full-time efforts to the business and affairs of the Company and use his best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, (iii) manage personal investments, (iv) engage in other business activities, so long as such activities do not materially interfere with the performance of his responsibilities as an employee of the Company in accordance with this Agreement or violate the provisions of Section 8 of this Agreement. The Company acknowledges that the Private Placement Memorandum prepared in connection with the Shell Merger describes certain personal investments and/or business activities of Employee, and Company hereby consents to same and acknowledges that Employee’s pursuit of such business activities does not conflict with the Company’s business or violate the Covenant Not to Compete set forth in Section 7 below.

3.     Compensation.

(a)  Base Salary. During the first contract year of the Initial Term, the Employee shall receive an annual base salary (the “Annual Base Salary”) of $250,000. Employee will receive an annual salary review by the Board, or an authorized committee thereof, on or before each anniversary of the Effective Date. The Annual Base Salary shall be payable in accordance with the Company’s payroll practices as in effect from time to time. As part of the referenced annual salary review, the Board or an authorized committee thereof may increase (but not decrease) the Annual Base Salary above the foregoing amounts at its discretion.

(b)  Bonus. In addition to the Annual Base Salary, the Board (or its designated compensation committee) may award Employee an annual bonus at its discretion. Employee acknowledges that Company does not currently intend to award Employee any bonuses until Company is profitable.

(c)  Benefits. During the Employment Period, the Employee and the Employee’s direct family shall be entitled to participate in all benefit programs of the Company or Parent, including, but not limited to, health insurance coverage, as well as all welfare benefit plans, practices, policies and programs provided by the Company or Parent, including, but not limited to any comprehensive dental plan, retirement plans and profit sharing programs the Company or Parent may provide to other employees from time to time.

(d)  Expenses. During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in carrying out the Employee’s duties under this Agreement, provided that the Employee complies with the policies, practices and procedures of the Company for submission of expense reports, receipts and similar documentation of such expenses.

(e)      Vacation. During the Employment Period, the Employee shall be entitled to a paid annual vacation of four weeks and other fringe benefits on such terms and conditions as may be determined by the Board or authorized committee thereof from time to time.

4.     Termination of Employment.

(a)      Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period. The Company shall be entitled to terminate the Employee’s employment because of the Employee’s Disability during the Employment Period. “Disability” means that (i) the Employee has been unable, for a period of three (4) consecutive months in any given twelve (12) month period, to perform the Employee’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Employee or the Employee’s guardian or legal representative, has determined that the Employee’s incapacity is total and permanent. A termination of the Employee’s employment by the Company for Disability shall be communicated to the Employee by written notice, and shall be effective on the 60th day after receipt of such notice by the Employee (the “Disability Effective Date”), unless the Employee is able to, and does, return to full-time performance of the Employee’s duties before the Disability Effective Date.

(b)       By the Company.

(A)       The Company may terminate the Employee’s employment during the Employment Period for Cause or without Cause. “Cause” means:

(i)  Employee having, in the reasonable judgment of the Company, committed an act which if prosecuted and resulting in a conviction would constitute a fraud, embezzlement, or any felonious offense (specifically excepting simple misdemeanors not involving acts of dishonesty and all traffic violations);

(ii)  the Employee’s theft, embezzlement, misappropriation of or intentional and malicious infliction of damage to the Company’s property or business opportunity;

(iii)      the Employee’s repeated abuse of alcohol, drugs or other substances as determined by an independent medical physician; or

(iv)     the Employee’s engagement in gross dereliction of duties, refusal to perform assigned duties consistent with his position, his knowing and willful breach of any material provision of this Agreement continuing after written notice from the Company or repeated violation of the Company’s written policies after written notice.

(B)      A termination of the Employee’s employment by the Company for Cause shall be effectuated by giving the Employee written notice (“Notice of Termination for Cause”) of the termination, setting forth the conduct of the Employee that constitutes Cause. Termination of employment by the Company for Cause shall be effective on the date when the Notice of Termination for Cause is given, unless the notice sets forth a later date (which date shall in no event be later than 60 days after the notice is given). Employee will be immediately advised of any allegations of conduct covered by clause (A) above and will be provided a period of fifteen (15) days from the date of the written notice to defend himself against such allegations and to take any appropriate remedial action. If Employee shows that the allegations are untrue or takes appropriate remedial action to address the allegations, the Company will not terminate the Employee’s employment for Cause.

(C)       A termination of the Employee’s employment by the Company without Cause shall be effected by giving the Employee written notice of the termination at least 3 months (90 days) prior to the termination date.

(c)       By the Employee.

(A)       The Employee may terminate employment with or without Good Reason. “Good Reason” means:

(i)   the assignment to the Employee of any duties inconsistent in any respect with paragraph (a) of Section 2 of this Agreement, other than actions that are not taken in bad faith and are remedied by the Company within thirty (30) days after receipt of notice thereof from the Employee;

(ii)  any failure by the Company to comply with any provision of Section 3 of this Agreement, other than failures that are not taken in bad faith and are remedied by the Company within thirty (30) days after receipt of notice thereof from the Employee;

(iii)      the occurrence of a Non-Negotiated Change in Control of the Company (as defined below); or

(iv)      the Company’s material breach of this Agreement

For purposes of this Agreement, “Non-Negotiated Change in Control” means any one or more of the following occurrences:

(x)    Any individual, corporation (other than the Company, any trustees or other beneficiary holding securities under any employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner (within the meaning of Rule 1 3d-3 under the Securities Exchange Act of 1934) of securities of the Company possessing more than fifty percent (50%) of the voting power for the election of directors of the Company;

(y)    There shall be consummated any consolidation, merger, or other business combination involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the entity surviving such transaction) having less than fifty percent (5 0%) of the total voting power in an election of directors of the Company (or such other surviving corporation); or

(z)     There shall be consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company.

(d)      A termination of employment by the Employee for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth the event that constitutes Good Reason. A termination of employment by the Employee for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

(e)  A termination of the Employee’s employment by the Employee without Good Reason shall be effected by giving the Company written notice of the termination at least thirty (30) days prior to the termination date.

(f)  Notwithstanding anything in this Agreement to the contrary, in no event will any amount which otherwise would be payable under or pursuant to this Agreement be payable to Employee to the extent such amount, together with all other amounts payable and benefits provided to Employee under or pursuant to this Agreement and/or under any other plan(s), agreements and/or arrangement(s) arising out of Employee’s employment relationship with Company and/or any direct or indirect subsidiary of Company (including without limitation any such amounts payable by any affiliate of Company or any acquirer of any of the stock or assets of Company or any affiliate of such acquirer), if paid to Employee, would result in Employee receiving an “excess parachute payment” for purposes of Section 280G of the Internal Revenue Code of 1986, as amended. The determination of whether a payment under or pursuant to this Agreement would result in Employee receiving an excess parachute payment (but for the provisions of this Section 4) shall be made by counsel for Company reasonably selected by Company (after consultation with Company’s independent auditor) and acceptable to Employee.

(g)  No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination for Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(h)  Date of Termination. The “Date of Termination” means the date of the Employee’s death, the Disability Effective Date, the date on which the termination of the Employee’s employment by the Company for Cause or by the Employee for Good Reason is effective, or the date described in Section 4(b)(C) above in the event the Company gives the Employee notice of a termination of employment without Cause or the date described in Section 4(e) above in the event the Employee gives the Company notice of a termination of employment without Good Reason, as the case may be.

5.     Obligations of the Company upon Termination.

(a)      Termination for Reasons Other Than for Cause, Death or Disability, or Good Reason. If, during the Employment Period, the Company terminates the Employee’s employment, for any reason other than for Cause, Death or Disability, or the Employee terminates his employment for Good Reason, the Company shall (i) pay two and one half (2 1/2) times the Employee’s accrued but unpaid portion of the Annual Base Salary (the “Accrued Obligations”) to the Employee in a lump sum in cash within ten (10) days after the Date of Termination, (ii) continue to pay (in periodic intervals consistent with Company’s regular payroll practices) pay two and one half (2 1/2) times the Annual Base Salary for the remainder of the Employment Period, and (iii) provide the benefits listed under Section 3 for the remainder of the Employment Period.

(b)  Termination as a Result of Employee’s Death or Disability. If the Employee’s employment is terminated by reason of the Employee’s death or Disability during the Employment Period, (i) the Company shall pay the Accrued Obligations to the Employee or the Employee’s estate or legal representative, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination, and (ii) the Company shall pay when originally due any Bonus due to the Employee, pro rated for the period until the Date of Termination, to the Employee or the Employee’s estate or legal representative.

(c)  Termination for Cause or Other than for Good Reason. If the Employee’s employment is terminated by the Company for Cause during the Employment Period, or if the Employee terminates his employment during the Employment Period other than for Good Reason, the Company shall pay Employee the Accrued Obligations.

6.     Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Employee may qualify, nor, subject to paragraph (f) of Section 4, shall anything in this Agreement limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Employee is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by Section 4(f) of this Agreement, if applicable.

7.     Covenant of Employee.

(a)       Employee recognizes that the services to be performed by him pursuant to this Agreement are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company’s goodwill that Employee agree, and accordingly, Employee does hereby agree and covenant (the “Covenant Not to Compete”), that Employee will not, directly or indirectly, except for the benefit of the Company:

(i)         become an officer, director, more than 5% stockholder, partner, employee, proprietor, creditor or co-venturer of any corporation, firm or business engaged in the Territory (as hereinafter defined) in the same business as that of the Company (including the Company’s present and future subsidiaries and affiliates) as such business shall exist on the day hereof and during the Employment Period; or

(ii)        solicit, or cause or authorize, directly or indirectly, to be solicited for employment for or on behalf of himself or third parties, any persons who were at any time during the Employment Period hereunder, employees of the Company (including the Company’s present and future subsidiaries and affiliates) (except for general solicitations made to the public at large); or

(iii)      employ or cause or authorize, directly or indirectly, to be employed for or on behalf of himself or third parties, any such employees of the Company (including the Company’s present and future subsidiaries and affiliates); or

(iv)       use the tradenames, trademarks, or trade dress of any of the products of the Company (including the Company’s present and future subsidiaries and affiliates); or any substantially similar tradename, trademark or trade dress likely to cause, or having the effect of causing, confusion in the minds of manufacturers, customers, suppliers and retail outlets and the public generally.

The solicitation or acceptance of orders outside the Territory for shipment to, or delivery in, any of part of the Territory shall constitute doing business in the Territory in violation of this Covenant.

Employee acknowledges his intention that the Company shall have the broadest possible protection of the value of the business in the Territory consistent with public policy, and it will not violate the intent of the parties if any court should determine that, consistent with established precedent of the forum state, the public policy of such state requires a more limited restriction in geographical area or duration of the aforesaid covenant not to compete, contained in an appropriate decree.

(b)  The term of Employee’s Covenant Not to Compete with the Company as set forth in this Section 7, shall commence on the date of Employee’s last day of employment with the Company, pursuant to this Agreement or otherwise, regardless of the reason for the termination of such employment, and shall terminate two years thereafter. The term of this Covenant Not to Compete as it relates to Employee under this Section is referred to hereinafter as “Employee’s Term.”

(c)  The territory of this Agreement shall consist of all land at any time held under lease by the Company (or any affiliate) for mineral exploration or development (“Leased Land”) and all surrounding land within two (2) miles from any Leased Land (collectively, the “Territory”).

8.            Confidentiality; Return of Property

(a)      The Employee acknowledges that during the Employment Period he will receive confidential information from the Company, the Parent and subsidiaries of the Company (each a “Relevant Entity”). Accordingly, the Employee agrees that during the Employment Period and thereafter, the Employee and his affiliates shall not, except in the performance of his obligations to the Company hereunder or as may otherwise be approved in advance by the Company, directly or indirectly, disclose or use (except for the direct benefit of the Company) any confidential information that he may learn or has learned by reason of his association with any Relevant Entity. Upon termination of this Agreement, the Employee shall promptly return to the Company any and all properties, records or papers of any Relevant Entity, that may have been in his possession at the time of termination, whether prepared by the Employee or others, including, but not limited to, confidential information and keys. For purposes of this Agreement, “confidential information” includes all data, analyses, reports, interpretations, forecasts, documents and information concerning a Relevant Entity and its affairs, including, without limitation with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, (i) that the Company reasonably believes are confidential or (ii) the disclosure of which could be injurious to a Relevant Entity or beneficial to competitors of a Relevant Entity, but shall exclude any information that (x) the Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law, (y) is or becomes publicly available prior to the Employee’s disclosure or use of the information in a manner violative of the second sentence of this Section 8(a), or (z) is rightfully received by Employee without restriction or disclosure from a third party legally entitled to possess and to disclose such information without restriction (other than information that he may learn or has learned by reason of his association with any Relevant Entity). For purposes of this Agreement, “affiliate” means any entity that, directly or indirectly, is controlled by, or under common control with, the Employee. For purposes of this definition, the terms “controlled” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise.

(b)       Injunction. Notwithstanding any other provisions of this Agreement, Employee acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of this Section 8, Employer shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damage or posting any bond or other security, and without prejudice to any other remedies that may be available at law or in equity.

9.     Successors.

(a)  This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)       It is anticipated that the Company will merge or otherwise combine its business with Pubco and that following the completion of the Shell Merger, the Employee will be employed by Pubco on the exact same terms as are set forth herein. The Company will take whatever action is required and execute any documents that may be required to further the intent of this Section 9(c).

             10.              Miscellaneous.

(a)       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

2001 Holcombe Blvd.
Suite 3903
Houston, Texas 77030

If to the Company:

Pegasi Energy Resources Corporation
218 North Broadway, Suite 204
Tyler, Texas 75702

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 10. Notices and communications shall be effective when actually received by the addressee.

(c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)  The failure of the Employee or the Company to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)       The Employee and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.

(g)  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall constitute one instrument.

IN WITNESS WHEREOF, the Employee has hereunto set the Employee's hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

PEGASI ENERGY RESOURCES CORPORATION

By:	/s/ Michael H. Neufeld
Name: Michael H. Neufeld
Title: President and CEO

EMPLOYEE

/s/ Michael H. Neufeld
Michael H. Neufeld